Exhibit 3.9

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                            HUDSON TECHNOLOGIES, INC.

                Under Section 805 of the Business Corporation Law

The undersigned, being the Chairman and Chief Executive Officer of HUDSON TECHNOLOGIES, INC., hereby certify:

1.The name of the corporation is HUDSON TECHNOLOGIES, INC. It was formed under the name REFRIGERANT RECLAMATION INDUSTRIES, INC.

2. The Certificate of Incorporation was filed by the Department of State on January 11, 1991.

3. The Certificate of Incorporation is amended as authorized by Section 801 of the Business Corporation Law to increase the aggregate number of shares which the corporation shall have authority to issue from 25,000,000, $.01 par value, to 55,000,000, $.01 par value, and to designate all of the additional shares as Common Stock. The amendment effected by this certificate of amendment is as follows: the first paragraph of Article 5 of the Certificate of Incorporation, which refers to the authorized shares of the corporation, is hereby amended to read as follows:

      "(5). The total number of shares of capital stock which the Company shall have authority to issue is Fifty-Five Million (55,000,000) shares, of which Fifty Million (50,000,000) shares shall be Common Stock, par value $.01 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $.01 per share."

4. The Certificate of Incorporation is further amended as authorized by Section 801 of the Business Corporation Law to change the provisions of the Series A Preferred Stock relating to Voting and to adjustment of the Conversion Price. The amendments effected by this certificate of amendment are as follows:

      (a) Section 4(a) of Article 5 of the Certificate of Incorporation is deleted in its entirety and a new Section 4(a) is hereby inserted in lieu and instead thereof to read as follows:

      "(a) General. In addition to any voting rights provided in the Corporation's Certificate of Incorporation or by law, the Series A Preferred Stock shall vote together with the Common Stock as a single class on all actions to be voted on by the stockholders of the Corporation. Each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Series A Preferred Stock is then convertible; provided, however, that, notwithstanding any other provision to the contrary herein, as the same relates solely to the voting rights of the Series A Preferred Stock as set forth in this Section 4, in determining the number of votes per share of Series A Preferred Stock, the Conversion Price shall be the higher of (a) the Conversion Price then in effect, or (b) $1.78. The holders of Series A Preferred Stock shall be entitled to notice of any stockholder's meeting in accordance with the By-Laws of the Corporation."

      (b) Section 5(d)(ii) of Article 5 of the Certificate of Incorporation is deleted in its entirety and a new Section 5(d) (ii) is hereby inserted in lieu and instead thereof to read as follows:

      "(ii) Issuance of Additional Shares of Stock. If the Corporation shall (except as hereinafter provided) issue or sell Additional Shares of Stock in exchange for consideration in an amount per Additional Share of Stock less than the Conversion Price in effect immediately prior to such issuance or sale of Additional Shares of Stock, then the Conversion Price as to the Common Stock into which the Series A Preferred Stock is convertible immediately prior to such adjustment shall be adjusted to equal the consideration paid per Additional Share of Stock. The provisions of this Section 5(d)(ii) shall not apply to any issuance of Additional Shares of Common Stock for which an adjustment is provided under Section 5(d)(i) or which are dividends or distributions received by the holders of the Series A Preferred Stock pursuant to Section 2(b) hereof."

5. The amendments of the Certificate of Incorporation was authorized by the vote of the members of the Board of Directors taken at a duly authorized meeting of the Board of Directors, followed by the vote of the holders of a majority of the outstanding shares entitled to vote thereon at a meeting of the shareholders.

IN WITNESS WHEREOF, I have hereunto executed this Certificate of Amendment this 3 rd day of January, 2003.

                                              HUDSON TECHNOLOGIES, INC.


                                              By: /s/ Kevin J. Zugibe
                                                  ------------------------------
                                                  Kevin J. Zugibe,
                                                  Chairman of the Board and
                                                  Chief Executive Officer

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                            HUDSON TECHNOLOGIES, INC.

                Under Section 805 of the Business Corporation Law